Exhibit 16.1
December 14, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Grubb & Ellis Company’s Form 8-K dated December 14, 2007, and have the following comments:
1. We agree wtih the statements made in part (a) of item 4.01.
2. We have no basis on which to agree or disagree with the statements made in part (b) of Item 4.01 and Item 8.01.
Yours Truly,
/s/ Deloitte & Touche LLP
Los Angeles, California